    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                              BRE PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

                MARYLAND                                94-1722214
    (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)

                             ONE MONTGOMERY STREET
                           TELESIS TOWER, SUITE 2500
                          SAN FRANCISCO, CA 94104-5525
                                 (415) 445-6530
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                LEROY E. CARLSON
                            CHIEF FINANCIAL OFFICER
                              BRE PROPERTIES, INC.
                             ONE MONTGOMERY STREET
                           TELESIS TOWER, SUITE 2500
                          SAN FRANCISCO, CA 94104-5525
                                 (415) 445-6530
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                    COPY TO:

        MORGAN P. GUENTHER, ESQ.                  ERIC S. HAUETER, ESQ.
       Farella Braun & Martel LLP                    Brown & Wood LLP
         235 Montgomery Street                    555 California Street
      San Francisco, CA 94104-3159             San Francisco, CA 94104-1715

                            ------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS
                        DETERMINED BY MARKET CONDITIONS.
                            ------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                                                   (CONTINUED ON FOLLOWING PAGE)

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--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED(1)        PER UNIT(1)         PRICE(1)(2)       REGISTRATION FEE
Debt Securities(3)(4)......................                              --
Preferred Stock(5).........................                              --
Depositary Shares(5)(6)....................     $300,000,000             --             $300,000,000          $90,910
Common Stock Warrants(7)...................                              --
Common Stock(5)(8)(9)......................                              --

(1) Not specified as to each class of securities to be registered, pursuant to General Instruction II.D of Form S-3. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies. Securities registered hereby may be sold separately, together or in units with other securities registered hereby.

(2) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(o). The proposed maximum offering price will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(3) If any Debt Securities are issued at an original issue discount, then such greater amount as may be sold for an aggregate initial offering price of up to the proposed maximum aggregate offering price set forth above.

(4) In addition to any Debt Securities that may be issued directly under this Registration Statement, there is being registered hereunder such indeterminate amount of Debt Securities as may be issued upon conversion or exchange of other Debt Securities, Preferred Stock or Depositary Shares, for which no consideration will be received by the Registrant.

(5) Such indeterminate number of shares of Preferred Stock and Common Stock, and such indeterminate number of Depositary Shares, as may be issued from time to time at indeterminate prices. In addition to any Preferred Stock, Depositary Shares and Common Stock that may be issued directly under this Registration Statement, there are being registered hereunder such indeterminate number of shares of Preferred Stock and Common Stock, and such indeterminate number of Depositary Shares, as may be issued upon conversion or exchange of Debt Securities, Preferred Stock or Depositary Shares, as the case may be, for which no separate consideration will be received by the Registrant.

(6) Depositary Shares will represent fractional interests in shares of Preferred Stock registered hereby.

(7) Common Stock Warrants will represent rights to purchase Common Stock registered hereby.

(8) The shares of Common Stock being registered hereunder, if issued prior to the termination by the Company of its Shareholder Rights Plan, shall include Common Share Purchase Rights. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.

(9) The aggregate amount of Common Stock registered hereunder is limited, solely for purposes of any at the market offerings, to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 23, 1997

PROSPECTUS

                              BRE PROPERTIES, INC.

                                  $300,000,000

             DEBT SECURITIES, PREFERRED SHARES, DEPOSITARY SHARES,
                    COMMON STOCK WARRANTS AND COMMON SHARES

    BRE Properties, Inc. (the "Company") may from time to time offer in one or more series (i) its unsecured debt securities (the "Debt Securities"), which may be senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), (ii) shares of its Preferred Stock, $0.01 par value ("Preferred Shares"), (iii) depositary shares ("Depositary Shares") representing fractional interests in Preferred Shares, (iv) warrants ("Common Stock Warrants") to purchase shares of its Common Stock, $0.01 par value ("Common Shares"), or (v) Common Shares, with an aggregate public offering price of up to $300,000,000, on terms to be determined at the time or times of offering. The Debt Securities, Preferred Shares, Depositary Shares, Common Stock Warrants and Common Shares (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares, and the public offering price; (ii) in the case of Preferred Shares, the specific series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and the public offering price; (iii) in the case of Depositary Shares, the whole or fractional Preferred Shares represented by each such Depositary Share and the public offering price; (iv) in the case of Common Stock Warrants, the duration, public offering price, exercise price and detachability features, if applicable; and (v) in the case of Common Shares, the public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by that Prospectus Supplement.

    The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities. SEE "Plan of Distribution" for possible indemnification arrangements with underwriters, dealers and agents.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is         , 1997

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains such information with respect to registrants that file electronically such as the Company at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement (as the same may be amended from time to time, the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document do not purport to be complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

    a. Transition Report on Form 10-K for the five months ended December 31, 1995;

    b. Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 1996;

    c. Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1996;

    d. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996;

    e. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996;

    f.  Current Report on Form 8-K dated March 15, 1996;

    g.  Current Report on Form 8-K/A dated March 15, 1996;

    h.  Current Report on Form 8-K dated September 27, 1996;

    i.  Current Report on Form 8-K/A dated December 9, 1996; and

    j.  Current Report on Form 8-K dated December 31, 1996.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to BRE Properties, Inc., One Montgomery Street, Telesis Tower, Suite 2500, San Francisco, California 94104-5524, Attn: Charles Wingard, Director of Financial Reporting, telephone number (415) 445-6530.

                                  THE COMPANY

    BRE Properties, Inc., a Maryland corporation (the "Company" or "BRE"), is a self-administered and self-managed real estate investment trust which owns and operates apartment communities and other income producing properties in the Western United States. At December 31, 1996, BRE's portfolio consisted of 70 properties, including 54 apartment communities (aggregating 12,212 Company-owned units), six shopping centers and 10 medical office, light industrial and warehouse/distribution properties. Of these properties, 43 are located in California, 17 in Arizona, five in Washington, three in Nevada and two in Oregon. The 70 properties contain, in the aggregate, approximately 11.4 million net rentable square feet of improvements owned by the Company on approximately 754 acres of land. In addition, the Company holds limited partnership interests in two shopping centers located in Arizona and one apartment community located in California. BRE's principal executive offices are located at One Montgomery Street, Telesis Tower, Suite 2500, San Francisco, California 94104-5525, and its telephone number is (415) 445-6530.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for the nine months ended September 30, 1996 was 3.39 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 was 3.95, 4.96, 4.39, 3.36 and 3.38, respectively. For the purposes of computing these ratios, earnings have been calculated by adding fixed charges to income before net gains (losses) on sales of investments. Fixed charges consist of interest costs, amortization of debt expense and one-third of the rental expense, which is deemed to be the interest component of such rental expense.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement for any offering of securities, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition of properties or interests therein (including using the net proceeds for possible portfolio or asset acquisitions or in business combinations) as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio and the repayment of certain indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be direct unsecured obligations of the Company and may be either senior Debt Securities ("Senior Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). The Debt Securities will be issued under one or more indentures. Senior Debt Securities and Subordinated Debt Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the respective forms that have been filed as exhibits to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of certain anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the forms of Indentures and such Debt Securities, which have been or will be included or incorporated by reference to exhibits to the Registration Statement of which this Prospectus is a part and are or will be available as described above under "Available Information."

    The following description of Debt Securities sets forth certain general terms and provisions of the series of Debt Securities to which any Prospectus Supplement may relate. Certain other specific terms of any particular series of Debt Securities will be described in the applicable Prospectus Supplement. The terms of the Debt Securities offered by any Prospectus Supplement may differ from the terms set forth below.

    Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable form of Indenture. As used in this "Description of Debt Securities," all references to the "Company" shall mean BRE Properties, Inc., excluding, unless otherwise expressly stated or the context shall otherwise require, its subsidiaries.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Company. Each Indenture will provide that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the applicable Indenture. The terms of any Debt Securities within any series may differ from the terms of any other Debt Securities in such series. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series. (SEE Section 301 of the forms of Indenture.) Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series.

    Reference is made to each Prospectus Supplement for the specific terms of the series of Debt Securities being offered thereby, including:

        (1) The title of such Debt Securities and whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities;

        (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

        (3) If other than 100% of the principal amount thereof, the portion of the principal amount of such Debt Securities payable upon declaration of acceleration of the maturity thereof or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common

    Shares or other equity securities of the Company, or the method by which any such portion shall be determined;

        (4) If such Debt Securities are convertible, any limitation on the ownership or transferability of the Common Shares or other equity securities of the Company into which such Debt Securities are convertible in connection with the preservation of the Company's status as a REIT;

        (5) The date or dates, or the method for determining the date or dates, on which the principal of such Debt Securities will be payable;

        (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

        (7) The date or dates, or the method for determining the date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest, Payment Dates, or the method by which such Regular Record Dates shall be determined, the Person to whom such interest, shall be payable, and the basis upon which interest, shall be calculated if other than that of a 360-day year of twelve 30-day months;

        (8) The place or places where (i) the principal of (and premium, if any) or interest, if any, on such Debt Securities will be payable, (ii) such Debt Securities may be surrendered for conversion (if applicable) or registration of transfer or exchange, and (iii) notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

        (9) The period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

       (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

       (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

       (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

       (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

       (14) Whether such Debt Securities will be issued in certificated or book-entry form;

       (15) Whether such Debt Securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if and to the extent in bearer form, the denominations thereof and terms and conditions relating thereto;

       (16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the applicable Indenture;

       (17) The terms, if any, upon which such Debt Securities may be convertible into Common Shares or other equity securities of the Company (and the class thereof) and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

       (18) Whether and under what circumstances the Company will pay Additional Amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

       (19) Any other terms of such Debt Securities.

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as hereinafter set forth under the captions "Certain Covenants--Aggregate Debt Test," "-- Maintenance of Total Unencumbered Assets," "--Debt Service Test" and "--Secured Debt Test," which relate solely to the Senior Indenture and the Senior Debt Securities issued thereunder, neither Indenture will contain any provision that would limit the ability of the Company to incur indebtedness or that will afford Holders of Debt Securities protection in a highly leveraged or similar action involving the Company or in the event of a change of control of the Company. However, certain restrictions on ownership and transfers of the Company's Common Shares and the Company's other equity securities designed to preserve its status as a REIT may act to prevent or hinder a change of control. SEE "Description of Common Shares," "Description of Preferred Shares" and "Description of Depositary Shares."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. (SEE Section 302 of the forms of Indenture.)

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest, if any, on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States. (SEE Sections 301, 305, 306, 307 and 1002 of the forms of Indenture.)

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest ") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture. (SEE Section 307 of the forms of Indenture.)

    Subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (SEE Section 305 of the forms of Indenture.) If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (SEE
Section 1002 of the forms of Indenture.)

    Neither the Company nor any Trustee will be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid. (SEE Section 305 of the forms of Indenture.)

MERGER, CONSOLIDATION OR SALE

    Each Indenture will provide that the Company will not, in any transaction or series of related transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into, any other Person unless (i) either the Company shall be the continuing corporation, or the successor Person (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by supplemental indenture delivered to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all of the outstanding Debt Securities issued under such Indenture and the due and punctual performance and observance of all of the other covenants and conditions contained in such outstanding Debt Securities and such Indenture; (ii) immediately after giving effect to such transaction and treating any Debt (including Acquired Debt) which becomes an obligation of the Company or any of its Subsidiaries as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or the lapse of time or both, would become such an Event of Default, shall have occurred and be continuing, and (iii) an officers' certificate and legal opinion concerning such conditions shall be delivered to each Trustee. In the event that the Company is not the continuing corporation, then, for purposes of clause (ii) of the preceding sentence, the successor corporation shall be deemed to be the "Company" referred to in such clause (ii). (SEE Sections 801 and 803 of the forms of Indenture).

    Upon any such merger, consolidation, sale, assignment, transfer, lease or conveyance in which the Company is not the continuing corporation, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the relevant Indenture with the same effect as if such successor corporation had been named as the Company therein and thereafter (except in the case of a lease) the Company shall be released from its obligations under such Indenture and the Debt Securities.

CERTAIN COVENANTS

    The Senior Indenture will contain the following covenants:

    AGGREGATE DEBT TEST. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired
Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries (determined on a consolidated basis in accordance with generally accepted accounting principles) is greater than 60% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with generally accepted accounting principles.

    DEBT SERVICE TEST. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired
Debt) if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom (including to repay other Debt), and the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period, had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period); and (ii) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets, in any such case with a fair market value (determined in good faith by the Company's Board of Directors) in excess of $1 million, since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation (the "Subject Debt") or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, such Debt shall, for periods prior to the date on which such Debt was incurred or, in the case of the Subject Debt, for the entire such four-quarter period, be deemed to bear interest at a fixed rate per annum equal to the rate of interest in effect on the date such Debt was incurred or, in the case of the Subject Debt, the date of such calculation (except that, in the case of Debt (other than the Subject Debt) under any revolving credit facility, line of credit or similar facility, the interest rate used in calculating the Annual Debt Service Charge for the entire such four-quarter period shall be the average daily interest rate for each day on which any Debt was outstanding under such revolving credit facility, line of credit or similar facility during such four-quarter period).

    SECURED DEBT TEST. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired
Debt) secured by any Lien on any property or assets of the Company or any of its Subsidiaries, whether owned on the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the aggregate principal amount (determined on a consolidated basis in accordance with generally accepted accounting principles) of all outstanding Debt of the Company and its Subsidiaries which is secured by any Lien on any property or assets of the Company or any of its Subsidiaries is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with generally accepted accounting principles.

    MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The Company and its Subsidiaries must have Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding

Unsecured Debt of the Company and its Subsidiaries (determined on a consolidated basis in accordance with generally accepted accounting principles.

    The Subordinated Indenture will not contain any of the covenants described above and will not contain any other limitation on the amount of Debt of any kind which the Company or its Subsidiaries may incur. Neither Indenture will limit the amount of dividends or other distributions which the Company may pay to its shareholders.

    Each Indenture will contain the following covenants:

    EXISTENCE. Except as permitted under the provisions of such Indenture described in "Merger, Consolidation or Sale" the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities outstanding under the relevant Indenture.

    MAINTENANCE OF PROPERTIES. The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Company and its Subsidiaries will not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business.

    INSURANCE. The Company will, and will cause each of its Subsidiaries to, keep all of their respective insurable properties insured against loss or damage in amounts at least equal to their then full insurable value with financially sound and reputable insurance companies; provided that neither the Company nor any of its Subsidiaries shall be required to maintain earthquake insurance coverage with respect to any property so long as (i) the Board of Directors of the Company reasonably determines (as evidenced by a resolution delivered to the Trustee) that earthquake insurance coverage for such property is not available on commercially reasonable terms, and (ii) not less frequently than every three months thereafter, the Board of Directors of the Company reasonably determines (as evidenced by a resolution delivered to the Trustee) that earthquake insurance coverage for such property is not available on commercially reasonable terms. In the event that the obligation to maintain earthquake insurance coverage with respect to any property shall have been suspended pursuant to the proviso to the preceding sentences by the Company shall thereafter fail to comply with its obligations under clause (ii) of such proviso (including, without limitation, because the Board of Directors shall have determined that earthquake coverage is available on commercially reasonable terms), then the obligation to maintain earthquake insurance coverage with respect to such property shall be immediately and automatically reinstated, subject to the right of the Company thereafter to cause such obligation to again be suspended by complying with the terms of such proviso.

    PAYMENT OF TAXES AND OTHER CLAIMS. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary, provided, however, that the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Company were so subject, on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been so required so to file such documents. The Company will also in any event (x) within 15 days after each Required Filing Date (i) transmit by mail to all Holders of Senior Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the applicable Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder of Debt Securities under the relevant Indenture.

    DEFINITIONS.  As used herein,

    "Acquired Debt" means Debt of a Person (i) existing at the time such Person is merged or consolidated with or into, or becomes a Subsidiary of, the Company or (ii) assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into, or becomes a Subsidiary of, the Company or the date of the related acquisition, as the case may be.

    "Annual Debt Service Charge" means, for any period of four consecutive fiscal quarters, the interest expense of the Company and its Subsidiaries for such period (including, without duplication, (i) all amortization of debt discount, (ii) all accrued interest, (iii) all capitalized interest and (iv) the interest component of capitalized lease obligations), determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income of the Company and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for (without duplication) (i) interest expense on Debt, (ii) provision for taxes based on income, (iii) amortization of debt discount and deferred financing costs, (iv) provisions for gains and losses on properties, (v) property depreciation and amortization, (vi) the effect of any non-cash items resulting from a change in accounting principles in determining Consolidated Net Income, and (vii) amortization of deferred charges, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period, excluding (without duplication) (i) gains and losses on sales of investments and extraordinary items and (ii) the portion of net income (but not losses) of the Company and its Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Debt" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value (determined in good faith by the board of directors of such Person or, in the case of the Company or a Subsidiary, by the Company's Board of Directors) of the property subject to such Lien, (iii) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, or (iv) any lease of property by such Person as lessee which is required to be reflected on such Person's balance sheet as a capitalized lease in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (it being understood that Debt shall be deemed to be incurred by such Person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof).

    "Lien" means any mortgage, deed of trust, lien, charge, pledge, security interest or other encumbrance of any kind.

    "Subsidiary" means (i) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by the Company, by the Company and one or more of its Subsidiaries, or by one or more Subsidiaries of the Company, and
(ii) any Person (other than a corporation) a majority of whose equity interests are at the time, directly or indirectly, owned by the Company, by the Company and one or more of its Subsidiaries, or by one or more Subsidiaries of the Company.

    "Total Assets" means the sum of (without duplication) (i) Undepreciated Real Estate Assets and (ii) all other assets (excluding accounts receivable and intangibles) of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Total Unencumbered Assets" means the sum of (without duplication) (i) those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt and (ii) all other assets (excluding accounts receivable and intangibles) of the Company and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Unsecured Debt" means Debt of the Company or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any interest on or any Additional Amounts payable in respect of any Debt Security of such series; (ii) default in the payment of any principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant or warranty included in such Indenture solely for the benefit of a series of Debt Securities other than such series), continued for 60 days after written notice as provided in such Indenture; (v) default under any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured which results in the acceleration of indebtedness in an aggregate principal amount exceeding $20,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the applicable Indenture; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee, of the Company or of any Significant Subsidiary or of the respective property of either; and (vii) any other Event of Default provided with respect to that series of Debt Securities. (SEE Section 501 of the forms of Indenture.) The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act as in effect on January 1, 1996) of the Company.

    If an Event of Default under any Indenture with respect to Debt Securities of any series issued thereunder at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, the Holders of not less than a majority in principal amount of Debt Securities of such series may rescind and annul such declaration and its consequences if
(i) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest, if any, on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of such Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof) with respect to Debt Securities of such series have been cured or waived as provided in such Indenture. (SEE Section 502 of the forms of Indenture.) The Indentures will also provide that the Holders of not less than a majority in principal amount of the Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby. (SEE Section 513 of the forms of Indenture.)

    The Indentures will require each Trustee to give notice to the Holders of Debt Securities issued thereunder within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any such series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if a Responsible Officer of such Trustee considers such withholding to be in the interest of such Holders. (SEE Section 601 of the forms of Indenture.)

    The Indentures will provide that no Holder of Debt Securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of the failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity. (SEE Section 507 of the forms of Indenture.) This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest, if any, on such Debt Securities held by that Holder at the respective due dates thereof. (SEE Section 508 of the forms of Indenture.)

    The Indentures will provide that, subject to provisions to each Indenture relating to its duties in case of default, a Trustee thereunder is under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity. (SEE Section 602 of the forms of Indenture.) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein. (SEE Section 512 of the forms of Indenture.)

    Within 120 days after the close of each fiscal year, the Company must deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof. (SEE Section 1012 of the form of Senior Indenture and Section 1004 of the form of Subordinated Indenture.)

MODIFICATION OF THE FORMS OF INDENTURE

    Modifications and amendments of an Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities of each series issued thereunder which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest, if any, (or premium, if any) on, any such Debt Security, (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security, (iii) change the Place of Payment, or the coin or currency, for payment of principal of, or premium, if any, or interest, if any, on any such Debt Security, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (v) reduce the percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture with respect to such debt securities, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security. (SEE Section 902 of the forms of Indenture.)

    The Senior Indenture provides that the Holders of not less than a majority in principal amount of Outstanding Debt Securities issued thereunder have the right to waive compliance by the Company with certain covenants in the Senior Indenture, including those described in the section of this Prospectus captioned "Certain Covenants." (SEE Section 1014 of the Senior Indenture.)

    Modifications and amendments of an Indenture may be made by the Company and the applicable Trustee without the consent of any Holder of Debt Securities issued thereunder for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities issued thereunder or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities issued thereunder; (iv) to add or change any provisions of such Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities issued thereunder in bearer form, or to permit or facilitate the issuance of such Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of such Debt Securities of any series in any material respect; (v) to change or eliminate any provision of such Indenture, provided that no such change or elimination shall become effective with respect to the Outstanding Debt Securities of any series issued thereunder created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities issued thereunder; (vii) to establish the form or terms of Debt Securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or to facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in such Indenture, provided that such action shall not adversely affect the interests of Holders of Outstanding Debt Securities of any series issued thereunder in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities issued thereunder, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series issued thereunder in any material respect. (SEE Section 901 of the forms of Indenture.)

    The Indentures will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of such Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above),
(iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to such Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded. (SEE Section 101 of the forms of Indenture)

    The Indentures will contain provisions for convening meetings of the Holders of Debt Securities of a series issued thereunder. (SEE Section 1501 of the forms of Indenture.) A meeting may be called at any time by the applicable Trustee and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture. (SEE Section 1502 of the forms of Indenture.) Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of such Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum. (SEE Section 1504 of the forms of Indenture.)

    Notwithstanding the provisions described above, the Indentures will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture. (SEE Section 1504 of the forms of Indenture.)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to Holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with such Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest, if any, to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be. (SEE
Section 401 of the forms of Indenture.)

    The Indentures provide that, unless otherwise provided in the applicable Prospectus Supplement, the Company may elect either (i) to defease and be discharged from any and all obligations (except, among other things, for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) with respect to such Debt Securities ("defeasance") (SEE Section 1402 of the forms of Indenture) or (ii) to be released from its obligations relating to (a) with respect to Senior Securities, the obligations under Sections 1004 to 1011, inclusive, of the forms of Senior Indenture (being the restrictions described under the caption "Certain Covenants") (except that the Company shall remain subject to the covenant to preserve and keep in full force and effect its corporate existence, except as permitted under the provisions described under "Consolidation, Merger or Sale") and, if provided pursuant to Section 301 of the forms of Senior Indenture, its obligations with respect to any other covenant contained in the Senior Indenture, and (b) with respect to Subordinated Debt Securities, if provided pursuant to Section 301 of the Subordinated Indenture, its obligations with respect to any covenant contained in the Subordinated Indenture, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (SEE Section 1403 of the forms of Indenture), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such Indenture. (SEE Section 1404 of the forms of Indenture.)

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of

America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (SEE Section 101 of the forms of Indenture.)

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the applicable form of Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. (SEE Section 1405 of the forms of Indenture.) "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of actions by a central bank or other public institution of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise described in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that are payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, (other than (i) with respect to Senior Debt Securities, the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1011, inclusive, of the Senior Indenture (which Sections would no longer be applicable to such Debt Securities) or (ii) with respect to all Debt Securities, the Event of Default described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance), the amount of monies and Government Obligations deposited with the applicable Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity or at the time of the acceleration resulting from such Event of Default. In any such event, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

RANKING OF DEBT SECURITIES

    The Senior Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the

Company. The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company. SEE "--Subordination of Subordinated Debt Securities."

    The Debt Securities are obligations exclusively of the Company. Although the Company conducts most of its operations itself, rather than through subsidiaries, a portion of its assets (amounting to less than 6% of its total consolidated assets at September 30, 1996) are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are partially dependent on the earnings of such subsidiaries and the Debt Securities will be effectively subordinated to all existing and future indebtedness and other liabilities of such subsidiaries. Although the Senior Indentures will, if any Senior Securities are issued, impose limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries will retain the ability to incur substantial additional indebtedness.

SUBORDINATION OF SUBORDINATED SECURITIES

    The payment of the principal of (and premium, if any) and interest, if any, on the Subordinated Debt Securities will be subordinated as set forth in the Subordinated Indenture in right of payment to the prior payment of all Senior Indebtedness of the Company whether outstanding on the date of the Subordinated Indenture or thereafter incurred. (SEE Section 1701 of the Subordinated Indenture.)

    "Senior Indebtedness" is defined in the Subordinated Indenture to mean (i) the principal of and premium, if any, and unpaid interest, if any, on indebtedness for money borrowed or evidenced by a bond, note, debenture or similar instrument, (ii) purchase money and similar obligations, (iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, indebtedness and obligations of others of the types referred to in clauses (i) through (iii) above, (v) renewals, extensions and refunding of any such indebtedness or obligations, (vi) interest in respect of any such indebtedness or obligations accruing after the commencement of any insolvency or bankruptcy proceedings and (vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through
(vii) expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to all other indebtedness of the Company or is not senior in right of payment to the Subordinated Debt Securities or ranks pari passu with or subordinate to the Subordinate Debt Securities in right of payment. At December 31, 1996, the Company had approximately $197,000,000 of Senior Debt outstanding. There are no restrictions in the Subordinated Indenture upon the incurrence of additional Senior Indebtedness.

    The Subordinated Indenture will provide that, in the event (i) of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company which complies with the requirements of Article Eight of the Subordinated Indenture (described above under "Merger, Consolidation or Sale") or (ii) that a default shall have occurred and be continuing with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or (iii) that the principal of the Subordinated Debt Securities of any series issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in Section 502 of the form of Subordinated Indenture) shall have been declared due and payable pursuant to Section 502 of the form of Subordinated Indenture, and such declaration shall not have been rescinded and annulled as provided in said Section 502, then:

        (1) in a circumstance described in the foregoing clause (i) or (ii), the holders of all Senior Indebtedness, and in the circumstance described in the foregoing clause (iii), the holders of all Senior

    Indebtedness outstanding at the time the principal of such Subordinated Debt Securities issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, such portion of the principal amount) shall have been so declared due and payable, shall first be entitled to receive payment of the full amount due thereon in respect of principal, premium (if any), interest and Additional Amounts, or provision shall be made for such payment in money or money's worth, before the Holders of any of the Subordinated Debt Securities are entitled to receive any payment on account of the principal of (or premium, if any) or interest, if any, on or any Additional Amount in respect of the indebtedness evidenced by the Subordinated Debt Securities;

        (2) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities (other than certain subordinated debt securities of the Company issued in a reorganization or readjustment), to which the Holder of any of the Subordinated Debt Securities would be entitled except for the subordination provisions of Article Seventeen of the Subordinated Indenture shall be paid or delivered by the person making such payment or distribution directly to the holders of Senior Indebtedness (as provided in clause (1) above), or on their behalf, ratably according to the aggregate amount remaining unpaid on account of such Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness (as provided in clause (1) above) remaining unpaid after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to or in respect of the Holders of the Subordinated Debt Securities; and

        (3) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character is received by the Holders of any of the Subordinated Debt Securities issued under the Subordinated Indenture before all Senior Indebtedness is paid in full such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf, ratably as aforesaid, for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness.

    By reason of such subordination in favor of the holders of Senior Indebtedness in the event of insolvency, certain general creditors of the Company, including holders of Senior Indebtedness, may recover more, ratably, than the Holders of the Subordinated Debt Securities.

CONVERTIBLE DEBT SECURITIES

    The following provisions will apply to Debt Securities that will be convertible into Common Shares or other equity securities of the Company ("Convertible Debt Securities") unless otherwise described in the Prospectus Supplement for such Convertible Debt Securities.

    The Holder of any Convertible Debt Securities will have the right, exercisable at any time during the time period specified in the applicable Prospectus Supplement, unless previously redeemed by the Company, to convert such Convertible Debt Securities into Common Shares or other equity securities of the Company at the conversion price or rate for each $1,000 principal amount of Convertible Debt Securities set forth in such Prospectus Supplement. The Holder of any Convertible Debt Security may convert a portion thereof which is $1,000 or any integral multiple of $1,000. (SEE Section 301 of the form of Senior Indenture and Section 1602 of the form of Subordinated Indenture.) In the case of Convertible Debt Securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption specified in the Prospectus Supplement, except that, in the case of repayment at the option of the applicable Holder, such right will terminate upon the Company's receipt of written notice of the exercise of such option. (SEE Section 301 of the form of Senior Indenture and Section 1602 of the form of Subordinated Indenture.)

    In certain events, the conversion price or rate will be subject to adjustment as contemplated in the applicable Indenture. For Debt Securities convertible into Common Shares, such events include the issuance of Common Shares of the Company as a dividend; subdivisions and combinations of Common Shares; the issuance to all holders of Common Shares of certain rights or warrants entitling such holders to subscribe for a purchase of Common Shares at a price per share less than the current market price per Common Stock; and the distribution to all holders of Common Shares of shares of capital stock of the Company (other than Common Shares), evidences of indebtedness or assets of the Company (excluding cash dividends or distributions paid from retained earnings of the Company or subscription rights or warrants other than those referred to above). In any of such cases, no adjustment of the conversion price or rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (SEE Section 301 of the Senior Indenture and Section 1605 of the Subordinated Indenture.) Fractional Common Shares will not be issued upon conversion, but, in lieu thereof, the Company will pay cash adjustments. (SEE Section 301 of the Senior Indenture and Section 1606 of the Subordinated Indenture.) Unless otherwise specified in the applicable Prospectus Supplement, Convertible Debt Securities surrendered for conversion between any record date for an interest payment and the related interest payment date (except such Convertible Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon to such interest payment date. (SEE Section 301 of the Senior Indenture and Section 1604 of the Subordinated Indenture.)

    To protect the Company's status as a REIT, a person may not own or convert any Convertible Debt Security if as a result of such ownership or upon such conversion such person would then be deemed to Beneficially Own (as defined in the Indenture) more than 5.0% of the outstanding capital stock of the Company. Common Shares or other equity securities of the Company that may be acquired upon the conversion of Convertible Debt Securities directly or constructively held by an investor, but not Common Shares or other equity securities of the Company issuable with respect to the conversion of Convertible Debt Securities held by others, are deemed to be outstanding (a) at the time of purchase of the Convertible Debt Securities, and (b) prior to the conversion of the Convertible Debt Securities, for purposes of determining the percentage ownership of Common Shares or other equity securities of the Company held by such investor. SEE "Federal Income Tax Considerations."

    The adjustment provisions for Debt Securities convertible into equity securities of the Company other than Common Shares will be determined at the time of issuance of such Debt Securities and will be set forth in the applicable Prospectus Supplement.

    Except as set forth in the applicable Prospectus Supplement, any Convertible Debt Securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the Holder of such Convertible Debt Securities by one or more investment bankers or other purchasers who may agree with the Company to purchase such Convertible Debt Securities and convert them into Common Shares or other equity securities of the Company, as the case may be. (SEE Section 1108 of the forms of Indenture.)

    Reference is made to the sections captioned "Description of Common Shares," "Description of Preferred Shares" and "Description of Depositary Shares" for a general description of securities to be acquired upon the conversion of Convertible Debt Securities, including a description of certain restrictions on the ownership of the Common Shares and the Preferred Shares.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in any authorized denomination and will be issued in registered or bearer form.

    The Company anticipates that any Global Securities will be deposited with, or on behalf of DTC, and that such Global Securities will be registered in the name of Cede & Co., DTC's nominee. The Company further anticipates that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Any additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

    So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

    Unless otherwise specified in the applicable Prospectus Supplement, each Global Security will be exchangeable for certificated Debt Securities of the same series only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such unwillingness, inability or ineligibility, (ii) the Company in its sole discretion determines that the Global Securities shall be exchangeable for certificated Debt Securities or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Debt Securities of any series and beneficial owners representing a majority in aggregate principal amount of such Debt Securities represented by Global Securities advise DTC to cease acting as depository. Upon any such exchange, owners of a beneficial interest in the Global Security or Securities will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor, terms and rank, equal in principal amount to such beneficial interest, and to have such Debt Securities in certificated form registered in the names of the beneficial owners, which names shall be provided by DTC's relevant Participants (as identified by DTC) to the applicable Trustee. Unless otherwise described in the applicable Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

    The following is based on information furnished to the Company:

    DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate will be issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except under the circumstances described above.

    To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

    Principal payments, premium payments, if any, and interest payments, if any, on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and are the responsibility of such Direct and Indirect Participants and not of DTC, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest, if any, to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities of a series represented by Global Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    To the extent that any Debt Securities provide for repayment or repurchase at the option of the Holders thereof, a Beneficial Owner shall give notice of any option to elect to have its interest in the Global Security repaid by the Company, through its Participant, to the applicable Trustee, and shall effect delivery of such interest in a Global Security by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such interest, on DTC's records, to such Trustee. The requirement for physical delivery of Debt Securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Debt Securities are transferred by Direct Participants on DTC's records.

    DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered as described above.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered as described above.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    None of the Company, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

                        DESCRIPTION OF PREFERRED SHARES

    The following description of Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles") and by the provisions of the form of designating amendment pursuant to which the terms of the Preferred Shares of any series will be established, which have been or will be included or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and are or will be available as described above under "Available Information." Certain other specific terms will be described in the applicable Prospectus Supplement. The terms of the Preferred Shares offered in any Prospectus Supplement may differ from the terms set forth below.

GENERAL

    Under the Articles, the Board of Directors has the authority to issue up to 10,000,000 Preferred Shares, $0.01 par value per share. No Preferred Shares were outstanding as of the date of this Prospectus. Preferred Shares may be issued from time to time in one or more series, as authorized by the Board of Directors of the Company and without any action or approval of shareholders of the Company. Prior to the issuance of shares of such series, the Board of Directors is required by the Maryland General Corporation Law and the Articles to fix for each series, subject to the provisions of the Articles, the terms, rights, restrictions and qualifications, including any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

    The issuance of Preferred Shares, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers and other rights and interests of holders of Common Shares and, under certain circumstances, could make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing an attempted takeover of the Company.

TERMS

    Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

        (1) The class, series and title of such Preferred Shares;

        (2) The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

        (3) The dividend rate or rates, period or periods and payment date or dates or method of calculation thereof applicable to such Preferred Shares, and whether dividends will be cumulative or non-cumulative;

        (4) The date from which dividends on such Preferred Shares shall accrue, if applicable;

        (5) The procedures for any auction or remarketing of such Preferred Shares;

        (6) The provision for any sinking fund for such Preferred Shares;

        (7) The provision for redemption, if applicable, of such Preferred
    Shares;

        (8) Any listing of such Preferred Shares on any securities exchange;

        (9) Any terms and conditions upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

       (10) Whether interests in such Preferred Shares will be represented by Depositary Shares;

       (11) Any other specific terms, preferences, rights, limitations or restrictions of or on such Preferred Shares;

       (12) A discussion of federal income tax considerations applicable to such Preferred Shares;

       (13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

       (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company which the terms of such Preferred Shares specifically provide rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Shares of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Shares of such series as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, dissolution or winding up, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation, dissolution and winding up).

    Any dividend payment made on shares of a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of shares of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Shares may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if a series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and
(ii) if a series of Preferred Shares does not have a cumulative dividend, full dividends on all shares of the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Shares shall be redeemed unless all outstanding shares of Preferred Shares of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation, dissolution and winding up); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such series.

    If fewer than all of the outstanding shares of Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares), or by any other equitable manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which, in the case of Preferred Shares for which dividends are noncumulative, shall not include any accumulation in respect of unpaid dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Shares, so long as any shares of Preferred Shares of such series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Articles or the designating amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof, PROVIDED, HOWEVER, that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

RESTRICTIONS ON OWNERSHIP

    The Preferred Shares are subject to certain restrictions on transfer, and are subject to redemption (at redemption prices to be specified in the applicable Prospectus Supplement) at the option of the Company, to the extent the Board of Directors deems necessary to permit the Company to comply with the real estate investment trust provisions of the Internal Revenue Code of 1986, as amended. SEE "Restrictions on Transfer of Capital Stock." In addition, the applicable Prospectus Supplement may set forth additional restrictions on transfer and related provisions applicable to the Preferred Shares offered thereby intended to permit the Company to comply with such provisions.

TRANSFER AGENT

    The transfer agent and registrar for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (such depositary or its successor, the "Preferred Shares Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Shares Depositary, the Company will cause the Preferred Shares Depositary to issue, on behalf of the Company, the Depositary Receipts. The following description of certain terms of any Deposit Agreement and the related Depositary Shares and Depositary Receipts does not purport to be complete, and is qualified in its entirety by reference to the form of Deposit Agreement (including the form of Depositary Receipt) which has been or will be filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is or will be available as described below under "Available Information."

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Preferred Shares Depositary will distribute all cash dividends or other cash distributions received with respect to the Preferred Shares to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary.

    In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption), the holder thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever the Company redeems Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends (or, with respect to Preferred Shares as to which dividends are non-cumulative, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price and any other amounts per share payable with respect to the Preferred Shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Shares Depositary by lot or in such other manner as the Preferred Share Depositary deems equitable.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Shares Depositary.

VOTING OF THE UNDERLYING PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Shares Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Shares Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares.

LIQUIDATION PREFERENCE

    In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the applicable fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

    The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

    The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Shares Depositary if (i) such termination is to preserve the Company's status as a REIT or (ii) holders of a majority of the outstanding Depositary Receipts issued thereunder consent to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed,
(ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each related Preferred Share shall have been converted into capital stock of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED SHARES DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Preferred Shares Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Shares.

    Neither the Preferred Shares Depositary nor the Company will be liable if, by law or any circumstances beyond its control, it is prevented from or delayed in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without gross negligence or willful misconduct, and the Company and the Preferred Shares Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless reasonably satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

    If the Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                      DESCRIPTION OF COMMON STOCK WARRANTS

    The Company may issue Common Stock Warrants for the purchase of Common Shares. Common Stock Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock

Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

    The following description of certain terms of any Common Stock Warrants and the related Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Warrant Agreement (including the form of Common Stock Warrant) which has been or will be filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and which is or will be available as described under "Available Information."

    The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which such Prospectus Supplement is being delivered, including, where applicable, the following: (i) the title of such Common Stock Warrants; (ii) the aggregate number of such Common Stock Warrants;
(iii) the price or prices at which such Common Stock Warrants will be issued;
(iv) the number of Common Shares purchasable upon exercise of such Common Stock Warrants; (v) the designation and terms of the other Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Offered Security; (vi) whether such Common Stock Warrants will be attached to any other Offered Securities and the date, if any, on and after which such Common Stock Warrants and the related Offered Securities will be separately transferable; (vii) the price at which each Common Share purchasable upon exercise of such Common Stock Warrants may be purchased; (viii) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; and (xi) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

    Reference is made to the section captioned "Description of Common Shares" for a general description of the Common Shares to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership of Common Shares. Common Shares that may be acquired upon the exercise of Common Stock Warrants directly or constructively held by an investor will be deemed by the Company to be outstanding (i) at the time of acquisition of the Common Stock Warrants, and (ii) prior to the exercise of the Common Stock Warrants, for purposes of determining the percentage ownership of Common Shares held by such investor.

                          DESCRIPTION OF COMMON SHARES

GENERAL

    The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares of the Company or upon the exercise of Common Stock Warrants issued by the Company. The statements below describing the Common Shares do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles, the Bylaws and the Rights Agreement dated as of August 14, 1989 (the "Rights Agreement") between the Company and Chemical Mellon Shareholder Services (formerly Chemical Trust Company of California ("Chemical")), as successor rights agent, as supplemented, copies of which have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and are available as described above under "Available Information."

    The Articles authorize the issuance of up to 50,000,000 Common Shares, $0.01 par value. As of December 31, 1996, there were 32,879,741 Common Shares issued and outstanding. In addition, as of December 31, 1996, there were 967,336 Common Shares reserved for issuance upon the exercise of options under the Company's stock option plans. The Common Shares are listed on the NYSE under the symbol "BRE." Chemical is the transfer agent and registrar of the Common Shares.

    Holders of Common Shares are entitled to receive dividends ratably, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, subject to any preferential rights of any outstanding Preferred Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to share ratably in any assets of the Company available for distribution to shareholders after payment of or provision for all liabilities of the Company and any amounts owing in respect of any outstanding Preferred Shares. Common Shares do not have preemptive or conversion rights.

    Holders of Common Shares are entitled to one vote for each share held on all matters submitted to a vote of the holders of Common Shares and, except as otherwise required by law or as provided by the express provisions of any series of Preferred Shares, the holders of the Common Shares will exclusively possess all voting power of the shareholders of the Company. Holders of Common Shares do not have cumulative voting rights in the election of directors.

    As described above under "Description of Preferred Shares," the Board of Directors may, without the approval of the shareholders of the Company, from time to time authorize the issuance of one or more series of Preferred Shares with such rights, restrictions and other terms as may be determined by the Board of Directors. The issuance of Preferred Shares, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers and other rights and interests of holders of Common Shares and, under certain circumstances, could make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing an attempted takeover of the Company.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

    Several provisions of the Articles and Bylaws may have the effect of deterring a takeover of the Company. These provisions include (i) the requirement that 70% of the outstanding shares of voting stock approve certain mergers, sales of assets or other business combinations with shareholders owning 10% or more of then outstanding voting shares, unless the transaction is recommended by a majority of the disinterested directors or meets certain fair price criteria, (ii) a requirement that directors of the Company may be removed by the shareholders only for "cause" and that vacancies in the Board of Directors may be filled only by action of the remaining directors, (iii) the establishment of a 70% vote to amend certain provisions of the Articles, (iv) the classification of the Company's Board of Directors into three classes serving staggered three-year terms, and (v) a prohibition on certain stock repurchases by the Company from a holder of 5.0% or more of the outstanding voting shares for a price exceeding fair market value unless certain conditions are met.

    Maryland law imposes certain restrictions on business combinations with a greater than ten percent shareholder (a "Ten Percent Holder") unless a company's charter states that it has elected not to be governed by such provisions. The Company has made such an election in the Articles and therefore is not subject to such provisions. These restrictions, when applicable, (a) impose a five-year moratorium on such business combinations with a Ten Percent Holder in the absence of Board of Directors approval preceding the date upon which such Ten Percent Holder becomes a Ten Percent Holder, and (b) continue the moratorium, following the expiration of the five-year period, unless (i) the transaction is approved by 80% of all voting shares and 66.66% of all disinterested shares, or
(ii) (A) it satisfies certain fair pricing requirements, (B) no additional shares were acquired by the Ten Percent Holder during the five-year period, and
(C) the company has not reduced its dividends with the approval of the Ten Percent Holder during the five-year period.

    Maryland law eliminates the voting rights of any shares of voting stock held by a person to the extent such shares exceed 20% of the outstanding voting stock of the company, and permits a company to redeem any such shares at the fair value of the stock, unless a company's charter states that it has elected not to be governed by such provisions. The Company has made such an election in the Articles and therefore is not subject to such provisions.

SHAREHOLDER RIGHTS PLAN

    On August 14, 1989, the Company's Board of Directors declared a dividend distribution to shareholders of record on September 7, 1989 of one common share purchase right (a "Right") for each outstanding Common Share. Each Right entitles the holder to purchase from the Company one Common Share at a cash purchase price of $90.00 per share, subject to adjustment. The terms of the Rights are set forth in the Rights Agreement. The Rights are not exercisable until the Distribution Date referred to below and will expire at the close of business on September 7, 1999, unless earlier redeemed by the Company as described below (the "Final Expiration Date").

    Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be issued with newly issued Common Shares and (ii) the Rights will be evidenced by the Common Share certificates and the transfer of Common Share certificates will also constitute the transfer of the Rights associated with such Common Shares. As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date.

    The Rights will separate from the Common Shares and a Distribution Date (as defined in the Rights Agreement) will occur, in general, upon the earlier of (i) 10 days following a public announcement that a person (an "Acquiring Person") has acquired 32% or more of the outstanding Common Shares (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender or exchange offer for 40% or more of the outstanding Common Shares or (iii) 10 business days after the Board of Directors determines that a person has become an "Adverse Person" (as defined in the Rights Agreement).

    In the event that, among other things, (i) the Company survives a merger or business combination with an Acquiring Person or an Adverse Person without any exchange of its outstanding Common Shares for other securities, cash or property, (ii) any person becomes the owner of 40% or more of the then outstanding Common Shares, (iii) an Acquiring Person or an Adverse Person engages in one of a number of self-dealing transactions set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person or an Adverse Person, an event occurs which results in such person's ownership interest being increased by more than 1%, each Right will entitle the holder to receive, upon exercise, Common Shares having a value equal to two times the exercise price of the Right. In the event that, at any time following the Stock Acquisition Date or the date on which the Board of Directors determines that a person is an Adverse Person, (i) the Company is acquired in a merger or other business combination, (ii) the Company survives a merger or business combination in which Common Shares are exchanged for other securities, cash or property or
(iii) 50% or more of the Company's assets or earning power is sold or transferred, each Right will entitle the holder to receive, upon exercise, common shares of the acquiring person having a value equal to two times the exercise price of the Right.

    In general, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, at any time until ten days following the earlier of the Stock Acquisition Date, the date on which a person is determined to be an Adverse Person or the Final Expiration Date.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights by the Board of Directors or on the acquisition by such person or group of a substantial number of Rights.

             RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; REDEMPTION

    The Articles provide that any shareholder must, upon demand, disclose to the Board of Directors of the Company in writing such information with respect to direct and indirect ownership of the shares of the Company's stock as the Board of Directors deems necessary to permit the Company to comply (or to verify compliance) with the real estate investment trust ("REIT") provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder or the requirements of any other taxing authority. The Articles further provide that, if the Board of Directors in good faith determines that direct or indirect ownership of shares of the Company's stock has or may become concentrated to an extent that would prevent the Company from qualifying as a REIT (SEE "Certain Federal Income Tax Considerations"), the Board of Directors is authorized to prevent the transfer of stock or to call for redemption (by lot or by other means affecting one or more shareholders selected in the sole discretion of the Board of Directors) of a number of shares of stock sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of the Company's stock into conformity with the requirements for maintaining REIT status. If Common Shares are called for redemption, the redemption price shall be (i) the last reported sale price of the shares on the last business day prior to the redemption date on the principal national securities exchange on which the shares are listed or admitted to trading, (ii) if the shares are not so listed or admitted to trading but are reported in the Nasdaq National Market ("NNM"), the last sale price on such last business day prior to the redemption date, or if there is no sale on such day then at the last bid price on such day as reported in the NNM, (iii) if the shares are not so reported or listed or admitted to trading, the mean between the highest bid and lowest asked prices on such last business day as reported by the National Quotation Bureau Incorporated or a similar organization selected by the Board of Directors for such purpose, or (iv) if not determined by the foregoing methods, as determined in good faith by the Board of Directors. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of stock so called for redemption will cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the redemption price without interest.

    The Bylaws provide that, whenever it is determined by the Board of Directors to be reasonably necessary to protect the REIT tax status of the Company, the Board of Directors may require a statement or affidavit from each holder or proposed transferee of shares of stock setting forth the number of shares already owned by such holder or transferee or any related person. The Bylaws further provide that if, in the opinion of the Board of Directors, which will be conclusive upon any proposed transferor or transferee of shares, any proposed transfer would jeopardize the status of the Company as a REIT under the Code, the Board of Directors may refuse to permit such transfer; that any attempt to transfer as to which the Board of Directors has refused its permission will be void and of no effect to transfer any legal or beneficial interest in the shares; and that all contracts for the sale or other transfer of shares are subject to these restrictions.

    These provisions may have the effect of preventing acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of the material federal income tax considerations to the Company and its security holders relating to the Offered Securities and the treatment of the Company as a REIT. It is not intended to represent a detailed description of the federal income tax consequences applicable to a particular shareholder of the Company in view of a shareholder's particular circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The discussion in this section is based on current provisions of the Code, current and proposed Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will not alter significantly the tax considerations described herein.

    EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES, IN VIEW OF SUCH PROSPECTIVE PURCHASER'S INDIVIDUAL CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

    The Company has elected to be taxed as a real estate investment trust under
Section 856 through 860 of the Code, commencing with its initial taxable year ended since its formation on May 22, 1970. The Company believes that it is organized and is operating in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

    In the opinion of Farella Braun & Martel LLP, based on certain assumptions and representations, the Company was reorganized in Delaware in 1987 in conformity with the requirements for qualification as a "Real Estate Investment Trust" under the Code, and the Company has qualified as a REIT for its fiscal years ending July 31, 1993, July 31, 1994, July 31, 1995, and its short taxable year ending December 31, 1995 (the years, to the best knowledge of counsel, that are still subject to audit by the Internal Revenue Service), and the Company is organized and operates in a manner that will enable it to qualify to be taxed as a REIT under the Code for its taxable year ending December 31, 1996 and thereafter provided the Company continues to meet the asset composition, source of income, shareholder diversification, distributions, record keeping, and other requirements of the Code necessary for the Company to qualify as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth below in this discussion of "Federal Income Tax Considerations" and those concerning the Company's business and properties as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below the results of which will not be reviewed by Farella Braun & Martel LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. SEE "--Failure to Qualify."

TAXATION OF THE COMPANY

    A REIT, such as the Company, generally will not be subject to federal corporate income tax on its taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the

"double taxation" (at the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in several ways, including the following: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has: (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% corporate level tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (each discussed below) but has nonetheless maintained its qualification as a REIT by satisfying certain other requirements, it will be subject to a 100% tax on an amount equal to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of:
(i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date the asset was acquired by the Company, then the excess of
(i) the fair market value of such asset as of the beginning of such period over
(ii) the Company's adjusted basis in such asset as of the beginning of such period will be subject to tax at the highest regular corporate tax rate.

REQUIREMENTS FOR QUALIFICATION

    A REIT is defined in the Code as a corporation, trust or association: (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain income and asset tests described below. Conditions (i) through (iv) above must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

INCOME TESTS

    In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest ) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), and the Company does not and will not rent any personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). The Company directly performs services under certain of its leases, but such services are not rendered to the occupant of the property.

    Furthermore, these services are usual and customary management services provided by landlords renting space for occupancy in the geographic areas in which the Company owns property. To the extent that the performance of any services provided by the Company would cause amounts received from its tenants to be excluded from rents from real property, the Company will hire independent contractors from whom the Company derives no revenue to perform such services.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was attributable to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not attributable to fraud with intent to evade tax. It is not possible, however, to determine whether, in all circumstances, the Company would be entitled to the benefit of those relief provisions. As discussed above in "-- General," even if those relief provisions apply, a tax would be imposed with respect to excess net income.

ASSET TESTS

    At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, shares in other REITs, cash, cash items, government securities and certain securities attributable to temporary investment of new capital. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. However, if the Company owns stock in any subsidiaries that are "qualified REIT subsidiaries" as defined in the Code, such subsidiaries will not be treated as separate corporations for federal income tax purposes. Thus, the Company's ownership of stock of a "qualified REIT subsidiary" will not cause the Company to fail the asset tests.

ANNUAL DISTRIBUTION REQUIREMENTS

    In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to: (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement because of timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations, a corporate distributee may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether the Company would be entitled to such statutory relief cannot be foreseen.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

    As long as the Company qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will result in ordinary income to such shareholders. Corporate shareholders will not be entitled to the "dividends received" deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions by the Company in excess of its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather, will be a non-taxable reduction in a shareholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

    Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on or before December 31 of such year, provided that the dividend is actually paid by the Company by January 31 of the following calendar year.

    Shareholders may not include any net operating losses or capital losses of the Company in their individual income tax returns. In general, any loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from the Company are required to be treated by such shareholder as long-term capital gain.

BACKUP WITHHOLDING

    The Company will report to its domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. SEE "--Taxation of Foreign Shareholders."

TAXATION OF PENSION TRUSTS

    For purposes of the "five or fewer" test described above, beneficiaries of a domestic pension trust that owns shares in the Company generally will be treated as owning such shares in proportion to their actuarial interests in the trust. In addition, amounts distributed by the Company to a tax-exempt pension trust generally do not constitute "unrelated business taxable income" ("UBTI") to such trust unless the trust owns more than ten percent of the Company's Common Shares, in which case a portion of such amounts distributed may be treated as UBTI.

TAXATION OF FOREIGN SHAREHOLDERS

    The rules governing United States federal income taxation of nonresident alien individuals or foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt is made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in the Common Shares, including any reporting requirements.

    It is currently anticipated that the Company will qualify as a "domestically controlled REIT" (i.e., a REIT in which at all times during a specified testing period less than 50% of the value of the capital stock of which is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Common Shares by a Non-U.S. Shareholder generally will not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Shareholder's United States trade or business.

    Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) ("Non-Capital Distributions") will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the shares are treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company will withhold United States income tax at the rate of 30% on the gross amount of any Non-Capital Distributions paid to a Non-U.S. Shareholder unless: (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of shares, but rather will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his shares in the Company, as described above. Because the Company will withhold 30% (or lower treaty rate) of all Non-Capital Distributions, to the extent the Company makes distributions in excess of its earnings and profits, generally the amount withheld will exceed a Non-U.S. Shareholder's U.S. tax liability on such distributions and such shareholder can seek a refund from the IRS to the extent the amount withheld on its distributions exceeds its U.S. tax liability.

    Distributions by the Company to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those distributions, if any, which are treated as gain recognized from the sale of a United States real property interest, are taxed as income "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company will withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability. A refund may be available if the amount withheld exceeds the Non-U.S. Shareholder's federal tax liability.

OTHER TAX CONSEQUENCES

    The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents or through dealers or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale or at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize agents to offer and sell the Offered Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters and agents may be deemed to have received compensation from the Company in the form of discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agents. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

    Any compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on such future date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount of the Offered Securities less the amount thereof covered by Contracts.

    Certain of the underwriters, dealers and agents and their affiliates may engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                    EXPERTS

    The financial statements of BRE Properties, Inc. incorporated by reference in BRE Properties, Inc.'s Transition Report (Form 10-K) for the five months ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The financial statements of Real Estate Investment Trust of California appearing in BRE Properties, Inc.'s Current Report on Form 8-K dated March 15, 1996 and the Statement of Gross Income and Direct Operating Expenses of Foster's Landing Apartments appearing in BRE

Properties, Inc.'s Current Report on Form 8-K/A dated December 9, 1996 have been audited by Ernst & Young LLP, as set forth in their reports included therein and incorporated herein by reference. All such financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Offered Securities as well as certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Farella Braun & Martel LLP, San Francisco, California. Brown & Wood LLP, San Francisco, California, will act as counsel for any underwriters or agents.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table is an itemized listing of expenses to be incurred by BRE Properties, Inc. (the "Company") in connection with the issuance of the Offered Securities being registered hereby, other than commissions (all amounts, other than the SEC Registration Fee, are estimates):

SEC Registration Fee..............................................  $  90,910
NYSE Listing Fee..................................................     28,750
Printing and Engraving Costs......................................    200,000
Legal Fees and Expenses...........................................    150,000
Blue Sky Fees and Expenses........................................     20,000
Rating Agency Fees................................................     25,000
Accounting Fees and Expenses......................................    100,000
Miscellaneous.....................................................      5,340
                                                                    ---------
Total.............................................................  $ 620,000
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As authorized by Section 2-418 of the General Corporation Law of the State of Maryland (the "Maryland Corporation Law"), Article VI of the Company's Bylaws provides that the Company shall indemnify any officer or director who was or is a party to any threatened, pending or completed action, suit, proceeding or investigation, and whether external or internal to the Company (other than an action brought by or in the right of the Company) or brought by or in the right of the Company to procure a judgment in its favor, by reason of the fact that he or she is or was an officer or director, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid or to be paid in settlement) actually and reasonably incurred by the officer or director in connection with such action, suit, proceeding or investigation, or any appeal therein. However, there will be no such indemnification if it is established by adjudication that (i) the act or omission of the officer or director was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (ii) the officer or director actually received an improper personal benefit in money, property or services; or (iii) with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe that his or her conduct was unlawful. Notwithstanding the foregoing, an officer or director may receive indemnification where a court of appropriate jurisdiction determines that such person is fairly and reasonably entitled to indemnity for any expense, liability or loss which the court shall deem proper; provided, however, that no indemnification for any liability or loss (other than expenses) shall in any event be made to the extent that such person has been adjudged to have actually received an improper personal benefit. Article VI of the Articles provides that, to the fullest extent permitted by law, no director or officer of the Company shall be personally liable to the Company, any subsidiary thereof or any of its shareholders for money damages.

    The Registrant maintains a directors' and officers' insurance policy which insures the directors and officers of the Registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Registrant, subject to certain exceptions.

    The Registrant has entered into indemnification agreements with its directors and officers.

ITEM 16.  EXHIBITS

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement (1)
       4.1   Amended and Restated Articles of Incorporation (4)
       4.2   Bylaws (5)
       4.3   Rights Agreement between the Registrant and Bank of America, N.T. & S.A., dated as of August 14, 1989
             (6)
       4.4   Supplement to Rights Agreement between the Registrant and Chemical Trust Company of California dated as of July 30, 1992
       4.5   Form of Senior Indenture (2)
       4.6   Form of Subordinated Indenture (2)
       4.7   Form of Senior Debt Security (2)
       4.8   Form of Subordinated Debt Security (2)
       4.9   Form of Common Stock Warrant Agreement and Form of Warrant (1)
       4.10  Specimen Certificate for Common Shares (7)
       4.11  Form of Certificate for Preferred Shares (1)
       4.12  Form of Designating Amendment for Preferred Shares (1)
       4.13  Form of Deposit Agreement and Depositary Receipt (1)
       5     Opinion of Farella Braun & Martel LLP regarding the validity of the securities being registered
       8     Opinion of Farella Braun & Martel LLP regarding tax matters
      12     Computation of Ratio of Earnings to Fixed Charges
      23.1   Consent of Farella Braun & Martel LLP (included as part of Exhibits 5 and 8)
      23.2   Consent of Ernst & Young LLP
      24     Power of Attorney (included on signature page)
      25.1   Statement of Eligibility of the Senior Trustee on Form T-1 (3)
      25.2   Statement of Eligibility of the Subordinated Trustee on Form T-1 (3)

------------------------

(1) To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of specific Offered Securities.

(2) To be filed by amendment.

(3) To be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

(4) Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated March 15, 1996.

(5) Incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form S-4 (No. 33-65365), filed with the Securities and Exchange Commission on December 22, 1995, as amended.

(6) Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated August 14, 1989.

(7) Incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-3 (No. 33-58802), filed with the Securities and Exchange Commission on February 22, 1993, as amended.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 23rd day of January, 1997.

                                BRE PROPERTIES, INC.

                                By:            /s/ FRANK C. MCDOWELL
                                     -----------------------------------------
                                                 Frank C. McDowell
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank C. McDowell and LeRoy E. Carlson, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any related registration statements which may be filed under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 23rd day of January, 1997.

                     SIGNATURE                                        TITLE                          DATE
---------------------------------------------------  ---------------------------------------  -------------------

                 /s/ JOHN MCMAHAN
     ----------------------------------------        Director, Chairman of the Board           January 23, 1997
                   John McMahan

               /s/ FRANK C. MCDOWELL                 President, Chief Executive Officer and
     ----------------------------------------          Director (Principal Executive           January 23, 1997
                 Frank C. McDowell                     Officer)

                                                     Executive Vice President, Chief
               /s/ LEROY E. CARLSON                    Financial Officer and Secretary
     ----------------------------------------          (Principal Financial Officer and        January 23, 1997
                 LeRoy E. Carlson                      Principal Accounting Officer)

              /s/ WILLIAM E. BORSARI
     ----------------------------------------        Director                                  January 23, 1997
                William E. Borsari

                     SIGNATURE                                        TITLE                          DATE
---------------------------------------------------  ---------------------------------------  -------------------

              /s/ C. PRESTON BUTCHER
     ----------------------------------------        Director                                  January 23, 1997
                C. Preston Butcher

               /s/ L. MICHAEL FOLEY
     ----------------------------------------        Director                                  January 23, 1997
                 L. Michael Foley

              /s/ ROGER P. KUPPINGER
     ----------------------------------------        Director                                  January 23, 1997
                Roger P. Kuppinger

                /s/ MALCOM R. RILEY
     ----------------------------------------        Director                                  January 23, 1997
                  Malcom R. Riley

               /s/ GREGORY M. SIMON
     ----------------------------------------        Director                                  January 23, 1997
                 Gregory M. Simon

             /s/ ARTHUR G. VON THADEN
     ----------------------------------------        Director                                  January 23, 1997
               Arthur G. von Thaden

                              BRE PROPERTIES, INC.
                                 EXHIBIT INDEX
                     TO REGISTRATION STATEMENT ON FORM S-3

  EXHIBIT
  NUMBER     EXHIBIT                                                                                LOCATION
-----------  ------------------------------------------------------------------------------  ----------------------
       4.4   Supplement to Rights Agreement between the Registrant and Chemical Trust        Contained herein
               Company of California dated as of July 30, 1992.............................

       5     Opinion of Farella Braun & Martel LLP regarding the validity of the securities  Contained herein being registered............................................................

       8     Opinion of Farella Braun & Martel LLP regarding tax matters...................  Contained herein

      12     Computation of Ratio of Earnings to Fixed Charges.............................  Contained herein

      23.1   Consent of Farella Braun & Martel LLP.........................................  Included as parts of
                                                                                             Exhibits 5 and 8

      23.2   Consent of Ernst & Young LLP..................................................  Contained herein

      24     Power of Attorney.............................................................  Included on signature page